EXHIBIT 3.1

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

MIDAMERICAN ENERGY HOLDINGS COMPANY

TO THE SECRETARY OF STATE
OF THE STATE OF IOWA:

Pursuant to the provisions of Division X of the Iowa Business Corporation Act (the “Act”), the undersigned corporation hereby adopts the following Second Amended and Restated Articles of Incorporation (“Articles of Incorporation”).

ARTICLE I.

The name of the corporation is “MidAmerican Energy Holdings Company” (hereinafter sometimes called the “Corporation”) and its registered office shall be located at 666 Grand Avenue, Des Moines, Iowa 50309 with the right to establish and maintain branch offices at such other points within and without the State of Iowa as the Board of Directors of the Corporation (the “Board of Directors”) may, from time to time, determine. The name of the Corporation’s registered agent at such registered office is Margaret A. Roy.

ARTICLE II.

The nature of the business or purposes to be conducted or promoted is to engage in any or all lawful act or activity for which a corporation may be incorporated under the Act.

ARTICLE III.

A.     The aggregate number of shares which the Corporation shall have authority to issue is 115,000,000 shares of Common Stock, no par value (“Common Stock”).

B.     The shares of authorized Common Stock shall be identical in all respects and shall have equal rights and privileges. For all purposes, each registered holder of Common Stock shall, at each meeting of shareholders, be entitled to one vote for each share of Common Stock held, either in person or by proxy duly authorized in writing. Except to the extent required by law or as permitted by these Articles of Incorporation, as amended from time to time, the registered holders of the shares of Common Stock shall have exclusive voting rights.

C.     The Board of Directors, at any time or from time to time, may, and is hereby authorized to, issue and dispose of any of the authorized and unissued shares of Common Stock and any issued but not outstanding shares for such kind and amount of consideration and to such persons, firms or corporations, as may be determined by the Board of Directors, subject to any provisions of law then applicable. The holders of Common Stock shall have no preemptive rights to acquire or subscribe to any shares, or securities convertible into shares, of Common Stock.

D.     The Board of Directors, at any time or from time to time may, and is hereby authorized to, create and issue, whether or not in connection with the issue and sale of any shares of its Common Stock or other securities of the Corporation, warrants, rights and/or options entitling the holders thereof to purchase from the Corporation any shares of its Common Stock or other securities of the Corporation. Such warrants, rights, or options shall be evidenced by such instrument or instruments as shall be approved by the Board of Directors. The terms upon which, the time or times (which may be limited or unlimited in duration) at or within which, and the price or prices (which shall be not less than the minimum amount prescribed by law, if any) at which any such shares or other securities may be purchased from the Corporation upon the exercise of any such warrant, right or option shall be fixed and stated in the resolution or resolutions of the Board of Directors providing for the creation and issue of such warrants, rights or options. The Board of Directors is hereby authorized to create and issue any such warrants, rights or options from time to time for such consideration, if any, and to such persons, firms or corporations, as the Board of Directors may determine.

E.     The Corporation may authorize the issue of some or all of the shares of any or all of the classes of its capital stock without certificates.

F.     The Corporation shall not be required to issue certificates representing any fraction or fractions of a share of stock of any class but may issue in lieu thereof one or more non-dividend bearing and non-voting scrip certificates in such form or forms as shall be approved by the Board of Directors, each scrip certificate representing a fractional interest in one share of stock of any class. Such scrip certificates upon presentation together with similar scrip certificates representing in the aggregate an interest in one or more full shares of stock of any class shall entitle the holders thereof to receive one or more full shares of stock of such class. Such scrip certificates may contain such terms and conditions as shall be fixed by the Board of Directors and may become void and of no effect after a period to be determined by the Board of Directors and to be specified in such scrip certificates.

G.     The Corporation shall be entitled to treat the person in whose name any share of Common Stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any person, whether or not the Corporation shall have notice thereof except as may be expressly provided otherwise by the laws of the State of Iowa.

ARTICLE IV.

The term of corporate existence of the Corporation shall be perpetual.

ARTICLE V.

The private property of the shareholders of the Corporation shall be exempt from all corporate debts.

ARTICLE VI.

A.     A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

(i)     for any action not in good faith or which the director did not reasonably believe to be in the best interests of the Corporation; or

(ii)     for any receipt of a financial benefit to which the director was not entitled; or

(iii)     for any breach of the director’s duty of fair dealing with the Corporation or its shareholders; or

(iv)     under Section 490. 831, or a successor provision, of the Act.

B.     If, after the date these Articles of Incorporation are filed with the Iowa Secretary of State, the Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be deemed eliminated or limited to the fullest extent permitted by the Act, as so amended. Any repeal or modification of Section A or this Section B of this Article VI by the shareholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VII.

A.     Each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative, investigative or arbitration and whether formal or informal (“proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer or employee, of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee or employee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity while serving as a director, officer or employee or in any other capacity while serving as a director, officer or employee, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the Act permitted the Corporation to provide prior to such amendment), against all reasonable expenses, liability and loss (including without limitation attorneys’ fees, all costs, judgments, fines, Employee Retirement Income Security Act excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. Such right shall be a contract right and shall include the right to be paid by the Corporation expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director, officer or employee in his or her capacity as a director, officer or employee (and not in any other capacity in which service was or is rendered by such person while a director, officer or employee including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding, shall be made only upon due authorization by a majority of disinterested directors or shareholders of the Corporation and upon delivery to the Corporation of (i) a written undertaking, by or on behalf of such director, officer or employee, to repay all amounts so advanced if it should be determined ultimately that such director, officer or employee is not entitled to be indemnified under this Article VII or otherwise, or (ii) a written affirmation by or on behalf of such director, officer or employee that, in such person’s good faith belief, such person has met the standards of conduct set forth in the Act.

B.     If a claim under Section A is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action that the claimant has not met the standards of conduct which make it permissible under the Act for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. The failure of the Corporation (including its Board of Directors, independent legal counsel or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Act, shall not be a defense to the action or create a presumption that the claimant had not met the applicable standard of conduct.

C.     Indemnification provided hereunder shall, in the case of the death of the person entitled to indemnification, inure to the benefit of such person’s heirs, executors or other lawful representatives. The invalidity or unenforceability of any provision of this Article VII shall not affect the validity or enforceability of any other provision of this Article VII.

D.     Any action taken or omitted to be taken by any director, officer or employee in good faith and in compliance with or pursuant to any order, determination, approval or permission made or given by a commission, board, official or other agency of the United States or of any state or other governmental authority with respect to the property or affairs of the Corporation or any such business corporation, not-for-profit corporation, joint venture, trade association or other entity over which such commission, board, official or agency has jurisdiction or authority or purports to have jurisdiction or authority shall be presumed to be in compliance with the standard of conduct set forth in Section 490.851 (or any successor provision) of the Act whether or not it may thereafter be determined that such order, determination, approval or permission was unauthorized, erroneous, unlawful or otherwise improper.

E.     Unless finally determined, the termination of any litigation, whether by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the action taken or omitted to be taken by the person seeking indemnification did not comply with the standard of conduct set forth in Section 490.851 (or any successor provision) of the Act.

F.     The rights conferred on any person by this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

G.     The Corporation may maintain insurance, at its expense, to protect itself and any such director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Act.

ARTICLE VIII.

These Articles of Incorporation may be amended, repealed, changed or modified at any annual meeting of shareholders of the Corporation or at a special meeting being called for that purpose or by written consent, in compliance with the applicable statutes of the State of Iowa.

The Second Amended and Restated Articles of Incorporation supersede the Restated Articles of Incorporation requiring shareholder approval. The Second Amended and Restated Articles of Incorporation were approved by the shareholders by unanimous written consent. The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the Second Amended and Restated Articles of Incorporation, and the number of votes of each voting group indisputably represented are as follows:

		Votes Entitled	Votes Represented
Designation	Shares	To Be Cast On	By Unanimous
Of Group	Outstanding	Restated Articles	Consent

Common Stock	50,544,482	50,544,482	50,544,482

The total number of undisputed votes cast for and against the Second Amended and Restated Articles of Incorporation by each voting group entitled to vote separately on the Second Amended and Restated Articles of Incorporation are as follows:

Voting Group	Votes For	Votes Against

Common Stock	50,544,482	0

The number of votes cast for the Second and Amended Restated Articles of Incorporation by each voting group was sufficient for approval by that voting group.

These Second Amended and Restated Articles of Incorporation are to be effective on March 2, 2006.

MidAmerican Energy Holdings Company

/s/	Paul J. Leighton
Paul J. Leighton, Vice President and
Assistant Secretary